EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-107246, dated July 22, 2003; No. 333-102209, dated December 26, 2002; No. 333-010179, dated November 7, 2002; No. 333-65188, dated July 16, 2001; No. 333-60702, dated May 11, 2001; No. 333-49436, dated November 7, 2000; No. 333-88645, dated October 8, 1999; No. 333-79463, dated May 27, 1999; No. 333-79457, dated May 27, 1999; No. 333-74555, dated March 17, 1999; No. 333-56473, dated June 10, 1998; and No. 333-15069, dated October 30, 1996 pertaining to various employee benefit plans of Main Street Banks, Inc. of our report dated January 16, 2004, with respect to the consolidated financial statements of Main Street Banks, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 12, 2004